DATED 21 DECEMBER 2010

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS
1	DEFINITIONS AND INTERPRETATION	1
2	AGREEMENT TO SELL THE ASSETS	3
3	CONSIDERATION	3
4	INITIAL COMPLETION AND FINAL COMPLETION	4
5	THE WARRANTIES	5
6	CONSUMPTION TAX	5
7	CONFIDENTIAL INFORMATION	6
8	ENTIRE AGREEMENT	6
9	EFFECT OF COMPLETION	6
10	FURTHER ASSURANCES AND POST-COMPLETION MATTERS	7
11	WAIVERS, SEVERANCE AND SET-OFF	7
12	NOTICES	7
13	ASSIGNMENT	8
14	COSTS AND EXPENSES	8
15	TAXES	8
16	COUNTERPARTS	8
17	VARIATION	8
18	COMPLIANCE WITH RELEVANT LAW	8
19	LAW	8

THISCONTIBUTION AND SUBSCRIPTION AGREEMENT is made on 21 December 2010

BETWEEN:

(1) QSPAN TECHNOLOGIES LTD., (incorporated in the British Virgin Islands with company number 1518093), with registered address at Mill Mall Tower, 2nd Floor Wickhams Cay 1, P.O. Box 4406 Road Town, Tortola, British Virgin Islands ("Seller"); and

(2) TELUPAY PLC, (incorporated in Jersey with company number 105127), whose registered office is at 1st Floor, 17 Esplanade, St. Helier, Jersey JE2 3QA, Channel Islands ("Buyer").

IT IS AGREED as follows:

1     Definitions and Interpretation

1.1     In this Agreement, including the Recitals and the Schedules:

"Assets" means all of the assets and rights hereby agreed to be sold as more particularly set out in Schedule 1.

"Business Day" means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in Jersey and the Philippines.

"Completion" means completion of the Initial Completion and the Final Completion.

"Compliance Documents" means information, documents and completed forms relating to proof of identity and compliance with applicable money laundering legislation, as may be required by the Buyer, and that have been, where requested by the Buyer, duly certified by a third-party professional person (including, without limitation, contact details, passports, utility bills, bank statements, personal letters of reference, trust agreements or deeds, constitutional documents of companies and completed compliance questionnaires provided by the Buyer).

"Confidential Information" means all confidential information relating to the Assets.

"Consideration Shares" means 34,917,845 ordinary shares of L 0.01 each in the capital of the Buyer issued initially as fully unpaid and subject to a call, some or all of which may be fully paid for value or forfeit in such number that equates with the agreed Final Consideration pursuant to the terms of this Agreement (each ordinary shares to be paid at par value).

"Consumption Tax" means any applicable form of consumption or other sales or turnover Tax.

"Contractor" means each of the persons whose names are set out in Schedule 5 (persons who were responsible for inception, operating and maintaining the Assets).

"Contractor Agreement" means the contractor agreement in the form set out in Schedule 6, which each of the persons whose names are set out in Schedule 5 (persons who were responsible for inception, operating and maintaining the Assets).

"Due Diligence Reports" means the completed reports set out in Schedule 4.

"Encumbrance" means any mortgage, charge, rent-charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party or any other encumbrance or security interest of any kind (including, without limitation, a retention of title arrangement) having a similar effect to any of them (or an agreement or commitment to create of any of them).

"Final Completion" means completion by the parties of their respective obligations under Clause 4.3.

"Final Completion Date" means a date agreed between the parties, that is between the third and tenth day after the issue of all the Due Diligence Reports.

"Final Consideration" has the meaning given in Clause 4.3(a).

"Initial Consideration" means L 349,178.45.

"Software" means the software listed in paragraphs (A) and (B) of Schedule 1.

"Tax" means:

(a)   all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether in Jersey or elsewhere, payable to or imposed by any Taxation authority; and

(b)   all charges, interest, penalties and fines incidental or relating to any Taxation falling within (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation.

"Warranties" means the warranties and representations set out in Schedule 2.

1.2   In this Agreement:

(a) reference to:

(1)   any statute or statutory provision includes a reference to that statute or statutory provision as from time to time consolidated, modified, re- enacted or replaced by any statute or statutory provision and to any subordinate legislation made under the relevant statute except to the extent that any such consolidation, modification or re-enactment coming into force after the date of this Agreement would increase or extend the liability of any party under this Agreement;

(2) the singular includes the plural and vice versa;

(3)   a clause or schedule are to a Clause of, or a Schedule to, this Agreement, references to this Agreement include its Schedules and references to a paragraph are to a paragraph of a Schedule to this Agreement;

(4)   any gender includes other genders;

(5)   a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or established or carrying on business), unincorporated association, governmental entity and a partnership;

(6)   time of day are to Jersey time unless otherwise stated;

(7)   a party or the parties means a party or the parties to this Agreement;

(8)    a party includes its successors in title and permitted assigns; and

(9)    this Agreement or to any agreement or document referred to in this Agreement shall be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time.

(b)   the words "include", "including" and "in particular" are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(c)   the words "other" and "otherwise" are not to be construed as being limited by any words preceding them;

(d)   the headings to Clauses, Schedules and paragraphs are to be ignored in construing this Agreement; and

(e)   unless provided otherwise, where an indemnity is given by one party to the other party under this Agreement, such indemnity is given as a full indemnity without limit in respect of any action, proceedings, claim, demand or other legal recourse brought against the party to whom such indemnity is given and against every liability, damage, loss, compensation, award (including any tribunal award), cost, expense, charge, fine, penalty or outgoing suffered or incurred by such indemnified party in respect of the subject matter in relation to which such indemnity is given to it.

2   Agreement to sell the Assets

2.1   The Seller shall sell to the Buyer, and the Buyer (relying on the representations, warranties, undertakings and indemnities contained in this Agreement) shall buy from the Seller, the Assets.

2.2   The Seller shall sell the Assets free from all Encumbrances and with full legal and beneficial title.

2.3   Every instrument of transfer of the Assets entered into pursuant to this Agreement shall be deemed to include expressly and be made subject to the provisions of Clause

2.2 and all other provisions of this Agreement which affect the interpretation of Clause

2.2.

2.4   Title to and legal and beneficial ownership of:

(a)   the Assets which are capable of transfer by delivery shall pass on their delivery and such delivery shall be deemed to take place on their being made available by the Seller for collection at Initial Completion in accordance with Clause 4; and

(b)    all other Assets shall pass at Initial Completion.

2.5   The risk in respect of the Assets shall pass to the Buyer as from the time when title to them passes.

2.6   The Assets shall as from Initial Completion (pending any necessary legal assignment or assurance of them) be held by the Seller on trust for the Buyer absolutely and the Seller shall exercise all rights in respect of them for and on behalf of the Buyer and as the Buyer may reasonably request.

3   Consideration

3.1   The consideration for the sale of the Assets shall be:

(a)    the Initial Consideration as amended to the Final Consideration; and

(b)   entry into by the Buyer or the Buyer procuring the entry into by one of its group of companies, of a Contractor Agreement with each Contractor (which guarantees each Contractor a period of contractorship with the Buyer or a member of the Buyer's group of companies, for a period of time that is the greater of (i) one year after the Buyer's has completed its first initial public offering; and (ii) three years from the date of this agreement, with a contractor's fee per annum that is equivalent to the remuneration each such Contractor currently has as an employee of the Seller or the Seller's agent who created the Asset.

4   Initial Completion and Final Completion

4.1    Initial Completion

(a)   Initial Completion shall take place at the registered office of the Buyer immediately following the execution of this Agreement when all (but not part only, unless the parties so agree) of the following business shall be transacted:

(1)   the Seller shall:

(A)  prepare and make available for collection at the registered office of the Buyer, such of the Assets as are transferable by delivery;

(B)  deliver to the Buyer duly executed assignments, transfers or other assurances of and otherwise vest in the Buyer such of the Assets as are not transferable by delivery (in the form set out in Schedule 3); and

(C)  deliver to the Buyer all documents of title or other records establishing title to the Assets (or any of them) and all other documents, records, data and things relating in any way to any of the Assets, including all source code, media (electronic or otherwise), manuals, instructions, warranties, certificates (including any certificate of conformity) or other documents related to the Assets and/or their use;

(2)  each party shall supply to the other a copy (certified as true by its secretary or a director) of the resolutions of its directors authorising the execution and delivery of, and the performance by it of its obligations under, this Agreement and such other documents relating to this Agreement as are to be entered into by it;

(3)  the Buyer shall allot and issue to the Seller the Consideration Shares as fully unpaid but subject to a call for settlement of the nominal par value of such shares, which can only be settled by the Final Consideration, provided that any obligation to allot and issue the Consideration Share to the Seller shall be conditional upon the Buyer having first received, in a form satisfactory to it (acting reasonably), such Compliance Documents relating to the Seller as the Buyer may request, and if applicable relating to the ultimate beneficial owner of such Consideration Shares; and

4.2   The Seller undertakes to the Buyer, that as soon as possible after the Initial Completion, it shall procure the expeditious issue and delivery of the Due Diligence Reports to the Buyer.

4.3    Final Completion

(a)   On the Final Completion Date, the parties shall meet, review and discuss the

Due Diligence Reports, and if there are any adverse circumstances set out in such reports to agree in good faith, the reduction in the relative value of the

Assets so that the Final Consideration can be agreed as follows:

A-B=C

Where:

A is the Initial Consideration

B is the reduction in value of the Assets

C is the Final Consideration

(b)   On determination of the Final Consideration, the parties shall procure that the number of Consideration Shares that equate with the paid up value of the Final Consideration shall be deemed to have been fully paid up as the outstanding call on the nominal par value of such shares, with the balance of such Consideration Shares to be deemed forfeit for failure to settle the call on the nominal par value of such shares in accordance with the Buyer's articles of association.

(c)   The parties agree that the Final Consideration cannot and shall not be more than the Initial Consideration.

5     The Warranties

5.1     The Seller warrants and represents to the Buyer (for itself and as trustee for its successors in title) that each of the Warranties is true and accurate.

5.2     In each Warranty, where any statement is qualified as being made "so far as the Seller is aware" or any similar expression, it has been so qualified after due and careful enquiries by the Seller and the Seller has used all reasonable endeavours to ensure that all information given, referred to or reflected in that statement is accurate.

5.3      Each of the paragraphs in Schedule 2 shall be construed as a separate and independent warranty, and representation, and shall not be limited by reference to any other paragraph in Schedule 2 or by any other provision of this Agreement and the Buyer shall have a separate claim and right of action in respect of every breach of a Warranty.

5.4     The Warranties shall not in any respect be extinguished or affected by Completion.

5.5     The Buyer shall be entitled to make a claim under this Agreement after Completion, whether or not the Buyer and/or any of its agents and/or any of its advisers had knowledge (whether actual, constructive or implied) of the matter giving rise to the claim or right before Completion and the Buyer's right or ability to make any such claim shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Buyer and/or its agents and/or its advisers may, before Completion, have had actual, constructive or implied knowledge of the matter giving rise to the claim.

6     Consumption Tax

6.1     All payments to be made pursuant to this Agreement shall (save where otherwise specifically stated) be taken to be inclusive of Consumption Tax (if applicable).

7      Confidential Information

7.1     The Seller undertakes with the Buyer that all Confidential Information has been, and will be, kept secret and confidential and it will not, directly or indirectly, alone or with, through or as any manager, adviser, consultant, partner, employee or agent for any person, use, whether on its own behalf or on behalf of any third party, or divulge to any third party, any Confidential Information.

7.2     The Seller undertakes that it has, prior to the date of this Agreement:

(a)     separated the Confidential Information from its other confidential information, in anticipation of the transfer of the Confidential Information to the Buyer at Completion, and in order that it can comply with the provisions of Clauses

7.2(b) and 7.2(c);

(b)      destroyed all copies, reproductions or extracts of Confidential Information or any part of the same and all notes, analyses, compilations, studies, memoranda and other documents containing or reflecting or generated from any Confidential Information; and

(c)      expunged all Confidential Information from any computer, word processor or other similar device into which it was programmed.

7.3     The restrictions in Clause 7.1 shall not apply:

(a)     in respect of any Confidential Information which is in or enters the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement or elsewhere; or

(b)      to the extent that the Seller is required to disclose Confidential Information by any applicable law, governmental order, decree, regulation, licence or rule or pursuant to the regulations of any securities exchange or regulatory or governmental body to which it is subject.

8     Entire Agreement

8.1     This Agreement and all documents to be entered into pursuant to this Agreement supersede any prior discussions, understandings and agreements between the parties concerning their subject matter and constitute the entire and only agreement between the parties and concerning their subject matter.

8.2      Save for the Buyer's right to terminate as a result of material adverse issues raised in the Due Diligence Reports, no party may rescind or terminate all or any of this Agreement for breach of contract or for negligent or innocent misrepresentation or otherwise, provided always that this Clause shall not exclude or limit any liability or right which arises as a result of any fraudulent or dishonest act, omission or statement.

9     Effect of Completion

9.1     All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Buyer's rights in relation to this Agreement. All rights and remedies conferred on the Buyer under this Agreement are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Buyer.

10      Further assurances and post-Completion matters

10.1     Notwithstanding Completion, the Seller (at the Seller's cost) shall execute or, so far as it is able, procure that any necessary third party shall execute all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Buyer shall after Completion reasonably require to give effect to this Agreement and any documents entered into pursuant to it and to give to the Buyer the full benefit of the ownership of the Assets and all the provisions of this Agreement.

11     Waivers, severance and set-off

11.1     The rights and remedies of each party to this Agreement are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it. No neglect, delay or indulgence by any party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of any party under this Agreement will affect or restrict the further exercise or enforcement of any such right or remedy.

11.2     The liability of any party to this Agreement may, in whole or in part, be released, compounded, or compromised, and if the other party shall give time or indulgence to the person under such liability, this will in no way prejudice or affect that party's rights against any other person under the same or a similar liability.

11.3     Each provision of this Agreement is severable and distinct from the others and, if any provision is, or at any time becomes, to any extent or in any circumstances invalid, illegal or unenforceable for any reason, that provision shall to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remaining parts of this Agreement shall not be affected or impaired, it being the parties' intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

11.4     The Seller shall not be entitled to set off any sum due by it to the Buyer against any sum due by the Buyer to the Seller under or in relation to this Agreement, and all such sums shall be paid free and clear of any deductions save for any which are required by law.

12      Notices

12.1     Where this Agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in accordance with the following provisions of this Clause 12.

12.2     Any notice or communication to be given or made under or in connection with this Agreement must be in the English language and may be delivered or sent by post, fax or email to the postal address, fax number or email address set out for each party in the respective signature blocks of this Agreement.

12.3     Any notice or other communication so delivered or sent shall be deemed to have been served at the time when it arrives at the address to which it is delivered or sent except that if that time is between 5.30 p.m. on a Business Day and 9.00 a.m. on the next Business Day it shall be deemed to have been served at 9.00 a.m. on the second of such Business Days.

12.4     Where either party has given notice to the other of any different postal address, fax number or email address to be used for the purposes of this Clause 12, then such different address or number shall be substituted for those set out on the respective signature blocks.

13      Assignment

13.1      Neither of the parties shall be entitled to assign the benefit of any rights under this Agreement, provided that the benefit of this Agreement (including the Warranties) shall be freely assignable by the Buyer and, in the event of any such assignment, all references in this Agreement to the Buyer shall be deemed to include its assigns.

13.2     This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

14      Costs and expenses

14.1     Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

15      Taxes

15.1     The parties each agree to be fully responsible for their respective tax liabilities, obligations and consequences (including, without limitation, reporting and payment obligations) arising from the transactions set out in this Agreement. No party shall have any liability or obligation to the other for the reporting, calculation, assessment or payment of any taxes, fines or penalties that may be required of or assessed against any other party.

16      Counterparts

16.1     This Agreement may be executed in any number of counterparts, each of which when executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

17      Variation

17.1     No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

18      Compliance with relevant law

18.1     Both parties will comply with all applicable laws, rules and regulations in respect of all activities conducted under this Agreement.

19      Law

19.1     This Agreement shall be governed by and construed in accordance with the laws of

Jersey.

19.2     The parties irrevocably agree that the courts of Jersey are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. The parties hereby irrevocably submit to the jurisdiction of such courts and waive any objection on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum, provided that this Clause shall be without prejudice to the right to bring proceedings in any other jurisdiction for the purpose of enforcement or execution of any judgment or other settlement in any other courts.

The parties have executed and delivered this Agreement on the date set out on the first page of this

Agreement.

SCHEDULE 1

THE ASSETS

(A)     A computer program particularly described as a mobile banking solution duly registered and deposited with the Republic of Philippines National Commission For Culture And The Arts, National Library in Manila with registration No. N2008-144, which the Seller acquired by a deed of assignment dated 12 February 2009 made between QSpan Administrative Services Incorporated (now known as QSpan Technologies Philippines, lnc.)(registered with the Philippines Securities and Exchange Commission with SEC Registration no. CS200813635) and the Seller, together with all supporting documentation, manuals and suitable media on which it is stored or held;

(B)     A computer program with international program copyright registration certificate number 160812, and program registration number 2010-99-184-005689 named "Mobile Enterprise Solution" created on 31 March 2010 and registered on 7 October 2010 in the name of QSpan Technologies Ltd. of Mill Mall Tower, 2nd Floor, Wickhams Cay 1, PO Box 4406, Road Town, Tortola, British Virgin Islands, which is a mobile banking enterprise solution' which is mobile banking technology for SMS, mobile WAP, GPRS, browser based platforms including the iPhone and Android applications including banking applications not limited to, account inquiries, account transfers, P2P fund transfers, bill payments, money transfers (domestic remittances), mPayments (payments of products and services made at commercial POS terminals and through mobile merchant accounts), self-enrollment services, airtime purchases, bill notifications with instant payment, call-to-action feature, interbank fund transfer transactions, text alerts, email receipts, history receipts, and favorites. This mobile banking enterprise solution also includes a comprehensive administration system for the mobile banking service including, system management, transaction types, transaction charges, commercial terms configuration, SMS message management, email message management, service management, user management, user account settings, lock or unlock user accounts, user accounts, user group profile, bank branch management, biller management, cell phone load management, settlement accounts, account profile, MBS information update, search MB account, add own deposit account fulfilment, remove own deposit account fulfilment, add third party account fulfilment, remove third party account fulfilment, reactivate MBS account fulfilment, terminate MBS account fulfilment, PIN change fulfilment, MBS enrolment, balance inquiry for single account, balance inquiry for all accounts, fund transfer for own accounts, fund transfer for other accounts, top up phone, transaction history, transaction history - all, and pay bills; together with all supporting documentation, manuals and suitable media on which it is stored or held;

(C)     All intellectual property rights anywhere in the world, including (without limitation) patents, trade marks, database rights, rights in designs and copyrights, moral rights, whether or not any of these rights are registered, and including applications for any such rights in respect of the assets set out in (A) and (B) above;

(D)      All contracts, licenses and/or instruments entered into by the Seller in respect of or relating to the assets set out in (A) and (B) above, which have unperformed obligations due to or rights capable of being enforced by the Seller, in either case whether present or future, accrued or contingent, including the underlying royalties, fees or other remuneration due; and

(E)     Each of the Due Diligence Reports in respect of the assets set out in (A) and (B) above.

SCHEDULE 2

WARRANTIES

1.     Powers and obligations of the Seller

1.1     The Seller has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each document to be executed at or before Completion.

1.2     This Agreement constitutes, and the other documents to be executed by the Seller which are to be delivered at Completion will, when executed, constitute legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms.

1.3     The execution and delivery of, and the performance of obligations under and compliance with the provisions of, this Agreement, or any document to be executed at or before Completion in connection with or pursuant to this Agreement, by the Seller will not result in:

1.3.1     a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound; or

1.3.2     a violation of any law or regulation in any jurisdiction having the force of law or of any order, judgment or decree of any court or governmental agency or agreement to which the Seller is a party or by which the Seller is bound; or

1.3.3     any conflict with or a breach under any legal or administrative requirement relating to any of the Assets; or

1.3.4     the creation or crystallisation of any Encumbrance over any Asset or in any such

Encumbrance becoming enforceable.

1.4    The Seller has the power and is entitled to sell and transfer the Assets on the terms set out in this Agreement.

1.5    No consent, authorisation, licence or approval of, or notice to any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by the Seller of its obligations under this Agreement or will be required as a consequence of this Agreement.

2.     Compliance with legal requirements

2.1      The Seller is conducting and has at all times conducted its business in accordance with all applicable legal requirements and licences, consents and similar matters required in any jurisdiction in connection with the ownership, possession, occupation or use of any of the Assets.

3.     Ownership, condition and use of the Assets

3.1     All of the Assets are the property of the Seller free from any hire or hire-purchase agreement or agreement for payment on deferred terms or bill of sale or lien, Encumbrance or other adverse claim and have at all material times been and are in the possession of and under the control of the Seller.

3.2     All methods and processes used to collect and/or create the information contained in the Assets are appropriate and have been performed with due care and skill by the Seller, and all results have been recorded accurately.

3.3    All methods of data analysis that have been used in producing the information contained in the Assets are appropriate and have been performed with due care and skill by the Seller.

4.     Records and documents of title

4.1     The Seller has exclusive ownership of (free of Encumbrance, any lien or other third party right) and direct control and unrestricted possession of all documents of title relating to the Assets and all of the source code, records, systems, data and information held by it or on its behalf which are recorded, maintained, stored or otherwise wholly or partly dependent on any system (including, without limitation, any electronic, mechanical or photographic process whether computerised or not) whether operated by the Seller or not.

5.     Confidential lnformation

5.1     All Confidential Information has and will be provided to the Buyer.

5.2     All of the Confidential Information:

5.2.1     was lawfully created by the Seller or was lawfully obtained from a third party; and

5.2.2     has not been disclosed to any third party (save for the employees of the Seller who were and remain under the duty of confidence) and the Seller is not under any obligation to disclose the Confidential Information to any third party.

5.3     No third party is making or has made any unauthorised use of any Confidential Information.

5.4     All reasonable security measures (including, without limitation, entering into appropriate confidentiality and non-disclosure agreements with all officers, directors, employees and consultants and any other persons with access to the Confidential Information) to protect the secrecy, confidentiality and value of Confidential Information have been taken by the Seller.

6.     Intellectual Property

6.1     All intellectual property rights relating to the Assets:

6.1.1     are legally and beneficially owned by the Seller;

6.1.2     are valid, subsisting and enforceable and no act or omission has been done or not been done which may cause them to cease to be valid, subsisting and enforceable;

6.1.3     are not subject to any claim or opposition from any person as to title, validity, enforceability, or otherwise;

6.1.4     are free from any licence, Encumbrance, restriction on use or exploitation, option to buy or sell, or disclosure obligation; and

6.1.5     will, with effect from Completion, be transferred to the Buyer under this Agreement and will be available for use by the Buyer free of charge and free from and clear of any Encumbrances.

6.2     So far as the Seller is aware there are no grounds on which any registration or application for registration in respect of any such rights may be challenged, refused, forfeited or modified.

6.3     No third party has infringed or is infringing any intellectual property rights relating to the

Assets.

7.     Litigation and Insolvency

7.1     There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against the Seller or any person for whose acts the Seller is or may be vicariously liable in connection with any of the Assets.

7.2      Neither the Seller nor any officer or employee of the Seller is a party to any subsisting undertaking given to any court or third party arising out of any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or Governmental body, department, board or agency, relating to any of the Assets.

7.3     No action has been taken or is proposed to be taken against any of the Assets in consequence wholly or partly of indebtedness owing by the Seller and no attachment, sequestration, distress, execution or other process has been levied or threatened in respect of any of the Assets.

8.     Accuracy and adequacy of information supplied and the Due Diligence Reports

8.1     All information relating to the Assets in the Due Diligence Reports and disclosed during the due diligence process by the Seller or any of the directors, officers or professional or financial advisers of the Seller to any of the directors, officers or professional or financial advisers of the Buyer is true and accurate in all material respects and is not misleading because of any omission or ambiguity or for any other reason.

8.2     All information relating to the Assets which is known or which would on reasonable enquiry be known to the Seller and which would materially affect an arm's length buyer of any of the Assets (whether as to the decision to proceed or the consideration to be paid or satisfied or otherwise) has been disclosed to the Buyer.

SCHEDULE 3

ASSIGNMENT, TRANSFER AND ACCEPTANCE OF ASSETS

SCHEDULE 4

DUE DILIGENCE REPORTS

1.     A report in writing from Fortun Narvasa Salazar (an independent law firm in the Philippines) addressed to the Buyer and its group of companies, confirming that:

1.1.1     all documentation and transactions between the Seller and Qspan Technologies Philippines Inc. is legal, valid and binding under each such documents governing law; and

1.1.2     the intellectual property registrations of the Seller's mobile banking enterprise solution (as set out in paragraph (B) of Schedule 1) have commenced and appropriate applications have been submitted by Kim, Choi and Lim (an independent law firm in Korea) for such copyright registration.

2.     An information technology audit in writing, in respect of the Software and the Assets generally, conducted by an independent auditor, addressed to the Buyer and its group of companies, comprising of:

2.1.1     software design;

2.1.2     software coding;

2.1.3     source code control;

2.1.4     code reviews;

2.1.5     change management;

2.1.6     configuration management;

2.1.7     testing;

2.1.8     release management;

2.1.9     product integration;

2.1.10   vulnerability assessment and penetration testing;

2.1.11   confirmation that the all versions of the Software together with its related supporting documentation are housed in a suitably safe and secure depository in Jersey (Channel Islands) and such Software is complete and fully operational;

2.1.12   general information technology due diligence and any recommendations in respect of the Software; and

2.1.13   information technology assessment in relation to the business processes and operations in relation to revenue generation from the use of the Assets and any recommendations.

SCHEDULE 5

Contractors

1.  Adrian C Ansell -Co-founder and architect

2.  Percy Hernandez- Co-founder and architect

3.  Adrian Ocampo - Original team

4.  Glenn Losentes - Original team

5.  Percy De Leon - Original team

6.  Kim Albarico - Original team

7.  Aljo Fabre -Original team

8.  Andy Bailon - Original team

9.  Marion Portugal - Original team

SCHEDULE 6

Form of Contractors Agreement

SIGNATORIES

SIGNED by
for and on behalf of
QSPAN TECHNOLOGIES LTD._/s/ Stephen Fowler_______

Address: c/o 6th Floor King's Court 2 Bldg
               2129 Chino Roce Ave Cor Dela Rosa St Philippines

Fax:___________________

E-Mail steve@telupay.com

SIGNED by
for and on behalf of
TELUPAY PLC /s/ Frederick Deacon__________________

Address:c/o 17 The Esplanade, St Helier, Jersey
Fax: 00 44 1534 887081

E-Mail Frederick@whitmill.com